Exhibit 99.1

Company Press Release

February 7, 2018	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2017 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 12-week fourth quarter and 52-week full year ended December 30, 2017.

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•	Sales increased 0.6% to $873.6 million. Excluding sales related to a divestiture, sales increased 1.1%.

•	Diluted EPS increased $0.31 to $0.37, including approximately $0.23 related to tax reform.

•	Adjusted diluted EPS(1) was unchanged at $0.17.

•	Net income increased $65.5 million to $78.5 million.

•	Adjusted net income(1) decreased 2.1% to $35.8 million.

•	Adjusted EBITDA(2) decreased 0.7% to $91.0 million.

•	Adjusted EBITDA(2) margin decreased 10 basis points to 10.4% of sales.

Fiscal 2017 Summary:

Compared to the prior year where applicable

•	Sales decreased 0.2% to $3.921 billion. Excluding sales related to a divestiture, sales increased 0.4%.

•	Diluted EPS decreased $0.07 to $0.71, including approximately $0.23 related to tax reform.

•	Adjusted diluted EPS(1) decreased $0.04 to $0.89.

•	Net income decreased 8.3% to $150.1 million.

•	Adjusted net income(1) decreased 3.8% to $187.2 million.

•	Adjusted EBITDA(2) decreased 0.7% to $449.8 million.

•	Adjusted EBITDA(2) margin was unchanged at 11.5% of sales.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

(2)	Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“Our team delivered solid sales growth and great products and service in the fourth quarter, with consumer demand for organic Dave’s Killer Bread driving top line growth and offsetting a challenging marketplace for traditional bakery items,” said Allen Shiver, Flowers Foods president and CEO. “This was achieved in a quarter where we implemented new roles and responsibilities as part of our revamped organizational model. We also made headway in improving manufacturing efficiencies, lowering selling, distribution and administrative costs, while removing complexity from the business. These improvements, along with lower net interest expense and strong cash flow, enabled us to offset higher workforce-related expenses, reduce debt and support dividend growth.”

Mr. Shiver continued, “Our priority in 2018 is to create shareholder value by improving profit margins and driving sustainable sales growth, and we believe the progress we made in 2017 has us well-positioned for a promising 2018. We enter the year with strong momentum in our key initiatives. These efforts are expected to allow us to capture additional cost savings and drive brand growth in underdeveloped segments and geographies with new, innovative products and marketing investments.”

For the 52-week Fiscal 2018, the Company Expects:

•	Sales in the range of approximately $3.921 billion to $3.982 billion, representing growth of approximately 0.0% to 1.6%.

•	Adjusted diluted EPS in the range of approximately $1.04 to $1.16, representing growth of approximately 16.9% to 30.3%. Adjusted EPS guidance includes approximately $0.15 to $0.17 related to the impact of the lower effective tax rate described below, and excludes consulting and restructuring costs associated with Project Centennial expected to be in the range of $12 million to $15 million.

The company’s outlook includes the following assumptions:

•	Sales associated with incremental brand investment relative to fiscal 2017 are expected to primarily benefit results in the second-half of fiscal 2018.

•	Input cost inflation of approximately $40 million is expected to be offset through pricing actions taken in early first quarter fiscal 2018.

•	Depreciation and amortization is forecasted to be in the range of $145 million to $150 million

•	Net interest expense is forecasted to be in the range of $11 million to $12 million.

•	For the full year, the company expects an effective tax rate of approximately 25% to 26%, reflecting the effects of the new tax law. In the first quarter the tax rate will be approximately 27% due to the expected impact at vesting of stock-based compensation awards. The effective tax rate for the remaining quarters of the year is expected to be approximately 25%.

•	Weighted average diluted share count for the year of approximately 211 million shares.

•	Capital expenditures for the year are estimated to be in the range of $95 million to $105 million.

Update on Strategic Priorities:

The company continues to execute on its strategic priorities established under Project Centennial. During the fourth quarter, Flowers began transitioning to the new organizational model that includes enhanced focus on brand growth and operating efficiency. The company expects the organizational model to be fully implemented in fiscal 2019. The company also finalized its fiscal 2018 brand investment plans, which includes new internal capabilities intended to deliver innovative products that offer consumers a meaningful point of difference.

As part of Project Centennial, the company achieved gross cost savings of $32 million in fiscal 2017, primarily from reductions in spending on purchased goods and services (PG&S). The company is targeting additional gross savings in fiscal 2018 of $38 million to $48 million. This target reflects further savings through PG&S, as well as from a more efficient and productive organizational structure, continuous improvement, supply chain optimization, and improved ordering and stale reduction initiatives.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12 Weeks Ended		For the 52 Weeks Ended
	Dec. 30, 2017	Dec. 31, 2016	Dec. 30, 2017	Dec. 31, 2016
Net income per diluted common share	$0.37	$0.06	$0.71	$0.78
Gain on divestiture	—	—	(0.09)	—
Restructuring and related impairment charges	0.01	—	0.30	—
Project Centennial consulting costs	0.02	0.01	0.11	0.02
Impairment of assets (unrelated to restructuring)	—	0.07	—	0.07
Lease terminations/legal settlement/extinguishment loss	—	0.03	0.02	0.04
Pension plan settlement loss	—	—	0.01	0.02
Multi-employer pension plan withdrawal costs	—	—	0.05	—
Impact of tax reform	(0.23)	—	(0.23)	—
Windfall tax benefit from stock options	(0.01)	—	(0.01)	—

Adjusted net income per diluted common share	$0.17	$0.17	$0.89	$0.93

Certain amounts may not add due to rounding.

Consolidated Fourth Quarter 2017 Summary

Compared to the prior year fourth quarter where applicable

•	Sales increased 0.6% to $873.6 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 1.1%

•	Volume: 0.0%

•	Divestiture: -0.5%

•	Net income increased $65.5 million to $78.5 million. Excluding matters affecting comparability, adjusted net income decreased 2.1% to $35.8 million.

•	As a result of the Tax Cuts and Jobs Act, the company recorded an estimated tax benefit of $48.2 million related to the revaluation of the company’s net deferred tax liability.

•	Operating income increased $25.2 million to $46.4 million. Excluding matters affecting comparability, adjusted operating income decreased 1.3% to $58.5 million.

•	Adjusted EBITDA decreased 0.7% to $91.0 million, or 10.4% of sales, a 10 basis point decrease.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 52.3% of sales, up 40 basis points, primarily driven by workforce-related costs, partially offset by improved manufacturing efficiencies.

•	Selling, distribution and administrative (SD&A) expenses were 38.1% of sales, a 100 basis point decrease, driven primarily by lower workforce-related costs, and reduced legal settlement charges, partially offset by higher distributor distribution fees due to a larger portion of sales being sold by independent distributors, and incremental Project Centennial consulting costs.

•	Restructuring charges of $3.6 million and a pension plan settlement loss of $1.6 million in the current quarter, compared to $24.9 million of asset impairments and a $0.2 million pension plan settlement loss in in the prior year quarter.

•	Depreciation and amortization (D&A) expenses were $32.4 million, 3.7% of sales, flat when compared to the prior year quarter.

Continued sales growth from branded organic products and expansion markets, resulted in the sales increase, partially offset by the divestiture of a mix manufacturing business in January 2017 and by a competitive marketplace and cycling of certain promotions in the prior year quarter. Sales of Dave’s Killer Bread (DKB) branded products continue to increase, in part due to the introduction of breakfast items in the second quarter of fiscal 2017.

On a consolidated basis, branded retail sales increased 1.4% to $507.0 million and store branded retail sales decreased 0.6% to $127.4 million, while non-retail and other sales decreased 0.5% to $239.2 million. The sales increase in the branded retail category resulted primarily from increased sales of branded organic products, partially offset by volume declines in branded loaf breads, snack cakes, and buns and rolls. Store branded retail sales decreased primarily as a result of volume declines in loaf breads, offset partially by increased sales of buns and rolls. The impact of the mix manufacturing divestiture in the first quarter of fiscal 2017 somewhat offset by volume growth in vending and foodservice sales, principally resulted in the decrease of non-retail and other sales, which includes contract manufacturing, vending and foodservice.

DSD Segment Fourth Quarter Summary

Compared to the prior year fourth quarter where applicable

•	Sales increased 1.1% to $738.6 million

•	Percentage point change in sales attributed to:

•	Pricing/mix: 3.4%

•	Volume: -2.3%

•	Operating income increased $33.9 million to $56.0 million. Excluding matters affecting comparability, adjusted operating income increased 8.2% to $60.8 million.

•	Adjusted EBITDA increased 6.4% to $88.6 million, or 12.0% of sales, a 60 basis point increase.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 48.4% of segment sales, up 20 basis points, primarily driven by higher workforce-related costs, partially offset by improved price/mix.

•	SD&A expenses were 39.6% of segment sales, an 80 basis point decrease. This decrease was driven primarily by lower workforce-related costs, and reduced legal settlement charges, partially offset by higher distribution fees due to a larger portion of sales being sold by independent distributors.

•	Restructuring charges were $3.4 million. Prior year asset impairment charges were $24.9 million.

•	D&A expenses were $27.8 million, 3.8% of sales, a 10 basis point increase.

DSD segment branded retail sales increased 1.6% to $474.7 million and store branded retail sales decreased 1.6% to $102.7 million, while non-retail and other sales increased 1.5% to $161.2 million.

Branded retail sales increased due to significant sales growth for branded organic products, partially offset by volume declines in branded loaf breads, snack cakes, and buns and rolls. Sales of DKB branded products continue to increase, driven by volume gains and the addition of DKB breakfast items in the second quarter of fiscal 2017. A competitive marketplace and the cycling of certain promotions in the prior year drove the declines in other branded products. Store branded retail sales were down primarily due to soft volumes for loaf breads. Increased sales to fast food and institutional customers drove the increase in non-retail and other sales.

Warehouse Segment Fourth Quarter Summary

Compared to the prior year fourth quarter where applicable

•	Sales decreased 2.3% to $135.1 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: -5.6%

•	Volume: 6.5%

•	Divestiture: -3.2%

•	Operating income decreased $4.2 million to $7.5 million. Excluding matters affecting comparability, adjusted operating income decreased $4.1 million to $7.6 million.

•	Adjusted EBITDA decreased 24.5% to $12.4 million, or 9.2% of sales, a 260 basis point decline.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 73.5% of segment sales, up 240 basis points, primarily driven by increased production for the DSD segment, higher workforce-related costs, and higher freight costs.

•	SD&A expenses were 17.3% of segment sales, a 20 basis point increase. This increase was primarily driven by significantly lower sales that spread the costs over a smaller sales base, and higher bad debt expense, partially offset by lower marketing expenses.

•	D&A expenses were $4.8 million, 3.6% of sales, a 20 basis point increase.

Branded retail sales declined 1.4% to $32.3 million and store branded retail sales increased 3.9% to $24.7 million, while non-retail and other sales decreased 4.5% to $78.0 million. Branded retail sales decreased largely due to a decline in warehouse-delivered branded organic bread, which was partially offset by increased sales of branded snack cakes. Volume increases in store branded items due to a new customer resulted in the increase in store branded retail sales. The decrease in non-retail and other sales, which include contract manufacturing, vending and foodservice, was due primarily to the impact of the mix manufacturing divestiture, and to a lesser extent, lost contract manufacturing business, partially offset by growth in vending volume.

Unallocated Corporate Expense Fourth Quarter Summary

Note: Comparisons are to consolidated sales

•	SD&A expenses increased 40 basis points to 1.8% of consolidated sales, including incremental Project Centennial consulting costs and pension settlement losses totaling $3.1 million, or 30 basis points as a percent of sales.

•	Restructuring charges and a pension plan settlement loss were $1.8 million in the current quarter compared to a $0.2 million pension plan settlement loss in the prior year quarter.

Cash Flow, Capital Allocation, and Capital Return

In the fourth quarter of fiscal 2017, cash flow from operating activities was $73.4 million, capital expenditures were $24.0 million, and dividends paid were $35.8 million. During the quarter, the company had a net decrease in debt and capital lease obligations of $22.8 million.

The company did not repurchase any shares of its common stock during the quarter. There are 6.6 million shares remaining under the company’s current share repurchase plan. As in the past, the company expects to continue to make opportunistic share repurchases under this plan.

Conference Call

Flowers Foods will hold a conference call to discuss its fourth quarter 2017 results at 8:30 a.m. (Eastern) on February 8, 2018. The call can be accessed by following the webcast link on flowersfoods.com. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2017 sales of $3.9 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Tastykake, and Dave’s Killer Bread. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) product recalls or safety concerns related to our products, and (n) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the

Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform.The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Sales	$873,623	$868,717	$3,920,733	$3,926,885
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	456,800	450,462	2,009,063	2,026,367
Selling, distribution and administrative expenses	332,805	339,763	1,503,867	1,464,236
Gain on divestiture	—	—	(28,875)	—
Restructuring and related impairment charges	3,581	—	104,130	—
Impairment of assets (unrelated to restructuring)	—	24,877	—	24,877
Pension plan settlement loss	1,619	173	4,649	6,646
Multi-employer pension plan withdrawal costs	—	—	18,268	—
Depreciation and amortization expense	32,431	32,274	146,719	140,869

Income from operations	46,387	21,168	162,912	263,890
Interest expense, net	2,563	3,882	13,619	14,353

Income before income taxes	43,824	17,286	149,293	249,537
Income tax expense (benefit)	(34,709)	4,244	(827)	85,761

Net income	$78,533	$13,042	$150,120	$163,776

Net income per diluted common share	$0.37	$0.06	$0.71	$0.78

Diluted weighted average shares outstanding	211,049	209,624	210,435	210,354

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Sales:
Direct-Store-Delivery	$738,556	$730,487	$3,318,563	$3,284,177
Warehouse Delivery	135,067	138,230	602,170	642,708

	$873,623	$868,717	$3,920,733	$3,926,885

Gain on Divestiture:
Warehouse Delivery	$—	$—	$(28,875)	$—

	$—	$—	$(28,875)	$—

Restructuring and related impairment charges:
Direct-Store-Delivery	$3,401	$—	$80,026	$—
Warehouse Delivery	31	—	20,122	—
Unallocated Corporate	149	—	3,982	—

	$3,581	$—	$104,130	$—

Impairment of assets (unrelated to restructuring):
Direct-Store-Delivery	$—	$24,877	$—	$24,877

	$—	$24,877	$—	$24,877

Multi-employer pension plan withdrawal costs:
Direct-Store-Delivery	$—	$—	$18,268	$—

	$—	$—	$18,268	$—

Pension plan settlement loss:
Unallocated Corporate	$1,619	$173	$4,649	$6,646

	$1,619	$173	$4,649	$6,646

EBITDA:
Direct-Store-Delivery	$83,732	$49,183	$329,154	$380,504
Warehouse Delivery	12,337	16,379	75,380	78,603
Unallocated Corporate	(17,251)	(12,120)	(94,903)	(54,348)

	$78,818	$53,442	$309,631	$404,759

Depreciation and Amortization:
Direct-Store-Delivery	$27,782	$27,103	$126,485	$120,009
Warehouse Delivery	4,801	4,676	20,642	20,138
Unallocated Corporate	(152)	495	(408)	722

	$32,431	$32,274	$146,719	$140,869

EBIT income:
Direct-Store-Delivery	$55,950	$22,080	$202,669	$260,495
Warehouse Delivery	7,536	11,703	54,738	58,465
Unallocated Corporate	(17,099)	(12,615)	(94,495)	(55,070)

	$46,387	$21,168	$162,912	$263,890

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

December 30, 2017
Assets
Cash and Cash Equivalents	$5,129
Other Current Assets	478,097
Property, Plant & Equipment, net	732,026
Distributor Notes Receivable (includes $22,793 current portion)	211,702
Other Assets	25,551
Cost in Excess of Net Tangible Assets, net	1,207,219

Total Assets	$2,659,724

Liabilities and Stockholders’ Equity
Current Liabilities	$381,856
Long-term Debt and Capital Leases (includes $12,095 current portion)	832,236
Other Liabilities	194,955
Stockholders’ Equity	1,250,677

Total Liabilities and Stockholders’ Equity	$2,659,724

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Cash flows from operating activities:
Net income	$78,533	$13,042	$150,120	$163,776
Adjustments to reconcile net income (loss) to net cash from operating activities:
Total non-cash adjustments	(7,040)	49,091	143,111	182,178
Changes in assets and liabilities and pension contributions	1,870	4,828	4,158	10,608

Net cash provided by operating activities	73,363	66,961	297,389	356,562

Cash flows from investing activities:
Purchase of property, plant and equipment	(24,019)	(34,327)	(75,232)	(101,727)
Divestiture of assets	—	—	41,230	—
Proceeds from sale of property, plant and equipment	2,241	14,722	3,935	17,667
Other	(813)	2,167	(5,328)	7,346

Net cash disbursed for investing activities	(22,591)	(17,438)	(35,395)	(76,714)

Cash flows from financing activities:
Dividends paid	(35,775)	(33,265)	(140,982)	(131,073)
Exercise of stock options	10,017	8,769	19,313	27,631
Stock repurchases, including accelerated stock repurchases	—	—	(2,671)	(126,300)
Net change in debt borrowings	(22,750)	(32,750)	(124,000)	(55,608)
Other	(4,209)	6,598	(14,935)	(2,466)

Net cash disbursed for financing activities	(52,717)	(50,648)	(263,275)	(287,816)

Net decrease in cash and cash equivalents	(1,945)	(1,125)	(1,281)	(7,968)
Cash and cash equivalents at beginning of period	7,074	7,535	6,410	14,378

Cash and cash equivalents at end of period	$5,129	$6,410	$5,129	$6,410

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net income per diluted common share	$0.37	$0.06	$0.71	$0.78
Gain on divestiture	—	—	(0.09)	—
Restructuring and related impairment charges	0.01	—	0.30	—
Project Centennial consulting costs	0.02	0.01	0.11	0.02
Impairment of assets (unrelated to restructuring)	—	0.07	—	0.07
Lease terminations/legal settlement/extinguishment loss	—	0.03	0.02	0.04
Pension plan settlement loss	—	—	0.01	0.02
Multi-employer pension plan withdrawal costs	—	—	0.05	—
Impact of tax reform	(0.23)	—	(0.23)	—
Windfall tax benefit from stock option exercises	(0.01)	—	(0.01)	—

Adjusted net income per diluted common share	$0.17	$0.17	$0.89	$0.93

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended
	December 30, 2017	December 31, 2016
Sales	$873,623	$868,717
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	456,800	450,462

Gross Margin excluding depreciation and amortization	416,823	418,255
Less depreciation and amortization for production activities	19,586	19,682

Gross Margin	$397,237	$398,573

Depreciation and amortization for production activities	$19,586	$19,682
Depreciation and amortization for selling, distribution and administrative activities	12,845	12,592

Total depreciation and amortization	$32,431	$32,274

	Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net income	$78,533	$13,042	$150,120	$163,776
Income tax expense (benefit)	(34,709)	4,244	(827)	85,761
Interest expense, net	2,563	3,882	13,619	14,353

Earnings before interest and income taxes	46,387	21,168	162,912	263,890
Gain on divestiture	—	—	(28,875)	—
Restructuring and related impairment charges	3,581	—	104,130	—
Project Centennial consulting costs	5,461	3,849	37,306	6,324
Impairment of assets (unrelated to restructuring)	—	24,877	—	24,877
Lease terminations and legal settlement	1,475	9,250	6,543	10,500
Pension plan settlement loss	1,619	173	4,649	6,646
Multi-employer pension plan withdrawal costs	—	—	18,268	—

Adjusted EBIT	58,523	59,317	304,933	312,237
Depreciation and amortization	32,431	32,274	146,719	140,869
Lease termination depreciation impact	—	—	(1,844)	—

Adjusted EBITDA	$90,954	$91,591	$449,808	$453,106

Sales	$873,623	$868,717	$3,920,733	$3,926,885
Adjusted EBITDA margin	10.4%	10.5%	11.5%	11.5%

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Adjusted EBITDA	$90,954	$91,591	$449,808	$453,106
Adjustments to reconcile net income to net cash provided by operating activities	(39,471)	16,817	(3,608)	41,309
Changes in assets and liabilities and pension contributions	1,870	4,828	4,158	10,608
Income tax expense (benefit)	34,709	(4,244)	827	(85,761)
Interest expense, net	(2,563)	(3,882)	(13,619)	(14,353)
Gain on divestiture	—	—	28,875	—
Restructuring and related impairment charges	(3,581)	—	(104,130)	—
Project Centennial consulting costs	(5,461)	(3,849)	(37,306)	(6,324)
Impairment of assets (unrelated to restructuring)	—	(24,877)	—	(24,877)
Lease terminations and legal settlement	(1,475)	(9,250)	(4,699)	(10,500)
Pension plan settlement loss	(1,619)	(173)	(4,649)	(6,646)
Multi-employer pension plan withdrawal costs	—	—	(18,268)	—

Cash Flow From Operations	$73,363	$66,961	$297,389	$356,562

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Income tax expense (benefit)	$(34,709)	$4,244	$(827)	$85,761
Tax impact of:
Gain on divestiture	—	—	(11,117)	—
Restructuring and related impairment charges	1,379	—	40,090	—
Project Centennial consulting costs	2,103	1,481	14,363	2,434
Impairment of assets (unrelated to restructuring)	—	9,578	—	9,578
Loss on extinguishment of debt	—	—	—	732
Lease terminations and legal settlement	568	3,561	2,520	4,042
Pension plan settlement loss	623	67	1,790	2,559
Multi-employer pension plan withdrawal costs	—	—	7,033	—
Impact of tax reform	48,160		48,160
Windfall tax benefit from stock option exercises	2,082	—	2,082	—

Adjusted income tax expense	$20,206	$18,931	$104,094	$105,106

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017		December 31, 2016	December 30, 2017	December 31, 2016
Net income	$78,533		$13,042	$150,120	$163,776
Gain on divestiture	—		—	(17,758)	—
Restructuring and related impairment charges	2,202		—	64,040	—
Project Centennial consulting costs	3,358		2,368	22,943	3,890
Impairment of assets (unrelated to restructuring)	—		15,299	—	15,299
Lease terminations and legal settlement	907		5,689	4,023	6,458
Loss on extinguishment of debt	—		—	—	1,168
Pension plan settlement loss	996		106	2,859	4,087
Multi-employer pension plan withdrawal costs	—		—	11,235	—
Impact of tax reform	(48,160)			(48,160)
Windfall tax benefit from stock option exercises	(2,082)		—	(2,082)	—

Adjusted net income	$35,754		$36,504	$187,220	$194,678

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017		December 31, 2016	December 30, 2017	December 31, 2016
Earnings before interest and income taxes	$55,950		$22,080	$202,669	$260,495
Restructuring and related impairment charges	3,401		—	80,026	—
Impairment of assets (unrelated to restructuring)	—		24,877	—	24,877
Lease terminations and legal settlement	1,475		9,250	6,543	10,500
Multi-employer pension plan withdrawal costs	—		—	18,268	—

Adjusted EBIT	60,826		56,207	307,506	295,872
Depreciation and amortization	27,782		27,103	126,485	120,009
Depreciation on lease terminations	—		—	(1,844)	—

Adjusted EBITDA	$88,608		$83,310	$432,147	$415,881

Sales	$738,556		$730,487	$3,318,563	$3,284,177
Adjusted EBITDA margin	12.0%		11.4%	13.0%	12.7%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Warehouse Delivery
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017		December 31, 2016	December 30, 2017	December 31, 2016
Earnings before interest and income taxes	$7,536		$11,703	$54,738	$58,465
Gain on divestiture	—		—	(28,875)	—
Restructuring and related impairment charges	31		—	20,122	—

Adjusted EBIT	7,567		11,703	45,985	58,465
Depreciation and amortization	4,801		4,676	20,642	20,138

Adjusted EBITDA	$12,368		$16,379	$66,627	$78,603

Sales	$135,067		$138,230	$602,170	$642,708
Adjusted EBITDA margin	9.2%		11.8%	11.1%	12.2%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 30, 2017		December 31, 2016	December 30, 2017	December 31, 2016
Earnings before interest and income taxes	$(17,099)		$(12,615)	$(94,495)	$(55,070)
Restructuring and related impairment charges	149		—	3,982	—
Project Centennial consulting costs	5,461		3,849	37,306	6,324
Pension plan settlement loss	1,619		173	4,649	6,646

Adjusted EBIT	$(9,870)		$(8,593)	$(48,558)	$(42,100)
Depreciation and amortization	(152)		495	(408)	722

Adjusted EBITDA	$(10,022)		$(8,098)	$(48,966)	$(41,378)

	Reconciliation of Earnings per Share - Full Year Fiscal 2018 Guidance
	Range Estimate
Net income per diluted common share	$1.00	to	$1.11
Project Centennial reorganization and consulting costs	0.04		0.05

Adjusted net income per diluted common share	$1.04	to	$1.16

Flowers Foods, Inc.

Sales Bridge

		Net		Total Sales
For the 12 Week Period Ended December 30, 2017	Volume	Price/Mix	Divestiture	Change
Direct-Store-Delivery	-2.3%	3.4%	0.0%	1.1%
Warehouse Delivery	6.5%	-5.6%	-3.2%	-2.3%
Total Flowers Foods	0.0%	1.1%	-0.5%	0.6%

		Net		Total Sales
For the 52 Week Period Ended December 30, 2017	Volume	Price/Mix	Divestiture	Change
Direct-Store-Delivery	-0.3%	1.3%	0.0%	1.0%
Warehouse Delivery	0.0%	-3.3%	-3.0%	-6.3%
Total Flowers Foods	-0.2%	0.6%	-0.6%	-0.2%